Exhibit 4(jj)
                           [Bank Letterhead]



Sears Roebuck Acceptance Corp
3711 Kennett Pike
Greenville, DE  19807
Attention: Keith E. Trost

[Bank Name and Address]

    RE: Amended and Restated Credit Agreement dated as of April 28, 1997(as amended, the "Credit Agreement") among Sears Roebuck Acceptance Corp., the Banks parties thereto, the Senior Managing Agent, Managing Agents, Co-Arrangers, Co-Agents and Lead Managers referred to therein and Morgan Guaranty Trust Company of New York, as Agent.

Dear Sir or Madam:

     The undersigned Bank (the "Bank") hereby agrees to extend, effective as of June 3, 1998 (the "Extension Effective Date"), the Termination Date for the Bank under the Credit Agreement referred to above until April 22, 2003.

     Terms defined in the Credit Agreement are used herein as therein defined.

     This Extension Agreement shall be construed in accordance with and governed by the laws of the State of New York,


                                Very truly yours,

                                [Bank Name]
                                By:
                             Title:



Agreed and accepted:

SEARS ROEBUCK ACCEPTANCE CORP.

By:
Title: